Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
The Board of Directors
NuStar GP, LLC:

We consent to the incorporation by reference in the registration statements on Form S‑8 (Nos. 333‑138133, 333‑109541, 333‑81806 and 333-209717) and on Form S‑3 (Nos. 333-204217 and 333-212338) of NuStar Energy L.P. of our reports dated February 23, 2017, with respect to the consolidated balance sheets of NuStar Energy L.P. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, partners’ equity and cash flows for each of the years in the three‑year period ended December 31, 2016 and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of NuStar Energy L.P.

/s/ KPMG LLP
San Antonio, Texas
February 23, 2017